[Wyche, Burgess, Freeman &Parham letterhead]

                                        (864) 242-8200


                                November 13, 1998


Bankers Trust Company
Four Albany Street
New York, NY 10015
Attn: Ms. Sandra Shaffer
     Corporate Trust & Agency Group


        RE: Release of Emergent Business Capital, Inc., Emergent Business Capital Equity Group, Inc. (f/k/a Emergent Equity Advisors, Inc.) and Emergent Commercial Mortgage, Inc. (each a "Guarantor" and collectively, the "Guarantors") from their guarantees (each a "Guarantee" and collectively, the "Guarantees") of the 10-3/4% Senior Notes, due 2004, Series A and Series B (the "Notes") of HomeGold Financial, Inc. (f/k/a Emergent Group, Inc., hereinafter, the "Company")


Dear Ladies & Gentlemen:

        We have acted as counsel to the Company, a South Carolina corporation, and each of the Guarantors, also South Carolina corporations, for the issuance of the Company's Notes and the Guarantees thereof and for the Sale described below. The Notes and Guarantees were issued pursuant to an indenture dated September 23, 1997 (the "Indenture") between the Company, the Subsidiary Guarantors (as defined therein and three of which are the Guarantors discussed herein) and you, Bankers Trust Company, as trustee (the "Trustee"). Substantially all of the assets of the Guarantors have been sold to TransAmerica Business Credit Corporation ("TransAmerica") and certain subsidiaries thereof (collectively, the "Buyers") for cash (the "Sale") pursuant to the terms of an Asset Purchase Agreement dated October 2, 1998 by and among TransAmerica and certain subsidiaries thereof, the Guarantors, Reedy River Ventures Limited Partnership and the Company (the "Asset Purchase Agreement"). The Sale closed on the date hereof.

        In this connection, we have examined the Notes, the Guarantees and the Indenture, in particular, but not limited to, Article 12 of the Indenture titled "Subsidiary Guarantee," Section 1203 thereof titled "Release of Subsidiary Guarantors," Article 10 thereof titled "Covenants," Section 1013 thereof titled "Limitation on Sales of Assets" and the definitional provisions of the Indenture relating thereto. We have also examined in this connection, the Asset Purchase Agreement and originals or copies of such corporate documents and records of the Company and the Guarantors, including but not limited to documents pertaining to the Sale, certificates of public officials, certificates of the Company, the Guarantors or any officer thereof and such other documents as we have deemed relevant and necessary as the basis for this opinion and statement.

        With respect to matters of fact, we have relied upon certificates of public officials, certificates of the Company, the Guarantors or any officer thereof and oral statements of the officers of the Company and the Guarantors and have assumed, without independent investigation, the accuracy of the factual statements made and the information contained in such certificates or statements.

        We have assumed, without investigation, the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all documents made available to us by the Company or the Guarantors. We have assumed, without investigation, the legal capacity of all persons. We have assumed, without investigation, that there has not been any mutual mistake of fact or misunderstanding. With respect to agreements, instruments and other documents executed by entities or individuals other than or in addition to the Company or the Guarantors, we have assumed, without investigation, the power and authority of any such other entity or individual to enter into and perform all of its, her or his obligations under such agreements, instruments and other documents, the due execution and delivery by each such entity or individual of such agreements, instruments and other documents and that such agreements, instruments and other documents are the valid, binding and enforceable obligations of each other such entity or individual.

        In our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as set forth below.

        Based on and subject to the foregoing, and subject to the comments, limitations and qualifications set forth below, it is our opinion that the Company and the Guarantors have complied with all covenants and conditions of the Indenture, particularly Articles 10 and 12 thereof, necessary for the Guarantors to be released from their Guarantees as of the date hereof pursuant to the terms of the Indenture.

        We do not herein intend to express any opinion, statement or belief as to any matter governed by (or that purports to be governed by) any law other than, and our opinions, statements and beliefs are limited solely to, the existing laws of the State of South Carolina and the existing Federal laws of the United States of America. We express no opinion with regard to any matter that is or may be (or that purports to be) governed by the law of any other state or jurisdiction. The law covered by the opinions expressed herein does not include any statute, ordinance, decision, rule or regulation of any political subdivision of any State. We note that the Indenture, the Notes and the Guarantees by their terms are to be governed by the laws of the State of New York, and for purposes hereof, we have assumed that the laws of the State of New York (and the interpretation of such laws) are identical to South Carolina law. We further express no opinion as to any matter governed by or arising under the South Carolina Uniform

Securities Act, the securities laws of any other State, any environmental law, the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act, as amended, the Federal Power Act, as amended, or any rule or regulation promulgated under any of the foregoing laws. No opinion is given as to any choice-of-law provision contained in the Indenture, the Notes, the Guarantees or any other document.

        This letter is rendered as of the date hereof and applies only to matters specifically covered by this letter, and we disclaim any continuing responsibility for matters occurring after the date of this letter or any obligation to update this letter. This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        This opinion letter is being provided to you in connection with the release of the Guarantors from their Guarantees and is not to be used, circulated, quoted or otherwise relied upon by any other person or entity, or for any other purpose, without our express written consent.



                                Very truly yours,

                                WYCHE, BURGESS, FREEMAN & PARHAM, P.A.

                                /s/ Wyche, Burgess, Freeman & Parham, P.A.


cc:     Kevin J. Mast
        Mark Keegan, Esq.